Evergreen
Institutional Money Market Funds

Evergreen Institutional Money Market Fund
Institutional

offered through

USAA
INVESTMENT
MANAGEMENT
COMPANY

USAA Personal Asset Management

Prospectus, July 1, 2002

The Securities and Exchange Commission has not determined that the information in this prospectus is accurate or complete, nor has it approved or disapproved these securities. Anyone who tells you otherwise is committing a crime.

TABLE OF CONTENTS

FUND RISK/RETURN SUMMARIES:

Overview of Fund Risks
Evergreen Institutional Money Market Fund

GENERAL INFORMATION:

The Fund's Investment Advisor
Calculating the Share Price
How to Choose an Evergreen Fund
How to Buy and Redeem Shares
Other Services
The Tax Consequences of Investing in the Fund
Fees and Expenses of the Fund
Financial Highlights
Other Fund Practices

In general,

the Fund seeks a high rate of current income consistent with stability of principal and liquidity.

Fund Summaries Key

Each Fund's summary is organized around the following basic topics and questions:

INVESTMENT GOAL

What is the Fund's financial objective? You can find clarification on how the Fund seeks to achieve its objective by looking at the Fund's strategy and investment policies. The Fund's Board of Trustees can change the investment objective without a shareholder vote.

INVESTMENT STRATEGY

How does the Fund go about trying to meet its goals? What types of investments does it contain? What style of investing and investment philosophy does it follow? Does it have limits on the amount invested in any particular type of security?

RISK FACTORS

What are the specific risks for an investor in the Fund?

PERFORMANCE

How well has the Fund performed in the past year? The past five years? The past ten years?

EXPENSES

How much does it cost to invest in the Fund?

Overview of Fund Risks

Institutional Money Market Funds

typically rely on a combination of the following strategies:

  maintaining $1.00 per share net asset value;
  investing in high quality, short-term money market instruments, including U.S. government securities;
  investing in compliance with industry-standard requirements for money market funds for the quality, maturity and diversification of investments; and
  selling a portfolio investment: i) when the issuer's investment fundamentals begin to deteriorate; ii) to take advantage of more attractive yield opportunities; iii) when the investment no longer appears to meet the Fund's investment objective; iv) when the Fund must meet redemptions; or v) for other investment reasons which the portfolio managers deem necessary.

may be appropriate for investors who:

  are seeking a conservative investment which invests in relatively safe securities;
  are seeking a fund for short-term investment; and
  are seeking liquidity.
Following this overview, you will find information on each Fund's specific investment strategies and risks.

Risk Factors For All Mutual Funds

Please remember that an investment in a mutual fund is:

  not guaranteed to achieve its investment goal
  not a deposit with a bank
  not insured, endorsed or guaranteed by the FDIC or any government agency subject to investment risks, including possible loss of your original investment
Although the Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Funds.

The following are some of the most important factors that may affect the value of your investment. Other factors may be described in the discussion following this overview:

Interest Rate Risk

When interest rates go up, the value of debt securities tends to fall. Since the Fund invests a significant portion of its portfolio in debt securities, if interest rates rise, then the value of your investment may decline. If interest rates go down, interest earned by the Fund on its debt investments may also decline, which could cause the Fund to reduce the dividends it pays. The longer the term of a debt security held by the Fund, the more the Fund is subject to interest rate risk.

Credit Risk

The value of a debt security is directly affected by the issuer's ability to repay principal and pay interest on time. Since the Fund invests in debt securities, the value of your investment may decline if an issuer fails to pay an obligation on a timely basis. The Fund may also be subject to credit risk to the extent it engages in transactions, such as repurchase agreements, which involve a promise by a third party to honor an obligation to the Fund. Such third party may be unwilling or unable to honor its financial obligations.

Institutional Money Market Fund

INVESTMENT GOAL

The Fund seeks to achieve as high a level of current income as is consistent with preserving capital and providing liquidity.

INVESTMENT STRATEGY

The following supplements the investment strategies discussed in the ''Overview of Fund Risks'' on page 1.

The Fund invests principally in money market securities including short-term corporate debt obligations (such as fixed, variable or floating rate securities), certificates of deposit and bankers' acceptances, commercial paper and repurchase agreements determined to present minimal credit risk.

In addition, the Fund may invest in U.S. Treasury obligations and short-term securities issued or guaranteed by the U.S. government or its agencies or instrumentalities. The Fund may invest up to 30% of its assets in bank certificates of deposit and bankers' acceptances payable in U.S. dollars and issued by foreign banks (including U.S. branches of foreign banks) or by foreign branches of U.S. banks. The Fund may also invest in bank obligations.

The portfolio managers focus primarily on the interest rate environment in determining which securities to purchase for the portfolio. Generally, in a rising rate environment, the Fund will invest in securities of shorter maturities. If interest rates are high, the Fund will generally invest in securities with longer maturities; however, the Fund will not acquire any security with a remaining maturity of greater than 397 days.

RISK FACTORS

Your investment in the Fund is subject to the risks discussed in the ''Overview of Fund Risks'' on page 1 under the headings:

  Interest Rate Risk
  Credit Risk
If the Fund invests in bank certificates of deposit and bankers’ acceptances payable in U.S. dollars and issued by foreign banks (including U.S. branches of foreign banks) or by foreign branches of U.S. banks, it could be exposed to certain unique risks of foreign investing. For example, political turmoil and economic instability in the countries in which the Fund invests could adversely affect the dividend yield, total return earned on and the value of your investment. Certain foreign countries have less developed and less regulated banking systems and accounting systems than the U.S.

For further information regarding the Fund's investment strategy and risk factors, see "Other Fund Practices."

FUND FACTS:

Goals:

  High Current Income
  Preservation of Capital
  Liquidity

  Principal Investments:

  Money Market Instruments
  Short-term Corporate Debt Securities

  Class of Shares Offered in this Prospectus:

  Institutional

  Investment Advisor:

  Evergreen
  Investment
  Management
  Company, LLC

  NASDAQ Symbol:

  EMIXX

  Dividend Payment Schedule:

  Monthly

  PERFORMANCE

  The following tables show how the Fund has performed in the past. Past performance is not an indication of future results.

  The table below shows the percentage gain or loss for the Institutional shares of the Fund in each calendar year since the Institutional shares' inception on 11/19/1996. It should give you a general idea of the risks of investing in the Fund by showing how the Fund's return has varied from year-to-year. This table includes the effects of Fund expenses.

  Year-by-Year Total Return for Institutional Shares (%)
1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
					5.70	5.63	5.25	6.46	4.26

Best Quarter:	4th Quarter 2000	+ 1.66%
Worst Quarter:	4th Quarter 2001	+ 0.64%
Year-to-date total return through 3/31/2002 is +0.50%.

  The next table lists the Fund’s average annual total return for Institutional shares over the past one and five years and since inception. This table is intended to provide you with some indication of the risks of investing in the Fund.

  Average Annual Total Return
  (for the period ended 12/31/2001)
	Inception Date of Class	1 year	5 year	10 year	Performance Since 11/19/1996
Institutional	11/19/1996	4.26%	5.46%	N/A	5.46%

  To obtain current yield information call 1.800.343.2898. Clients with more than $1 million in assets should call 1.800.847.5397.

  EXPENSES

  This section describes the fees and expenses you would pay if you bought and held shares of the Fund. Annual Fund Operating Expenses are based on the Fund’s fiscal year ended 2/28/2002.

  You pay no shareholder transaction fees.

  Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
	Management Fees	12b-1 Fees	Other Expenses	Total Fund Operating Expenses
Institutional	0.11%	0.00%	0.11%	0.22%

  The table below shows the total expenses you would pay on a $10,000 investment over one-, three-, five- and ten-year periods. The example is intended to help you compare the cost of investing in this Fund versus other mutual funds and is for illustration purposes only. The example assumes a 5% average annual return and reinvestment of all dividends and distributions. Your actual costs may be higher or lower.

  Example of Fund Expenses
After:
1 year	$ 23
3 years	$ 71
5 years	$ 124
10 years	$ 280

  THE FUND'S INVESTMENT ADVISOR

  An investment advisor manages a Fund's investments and supervises its daily business affairs. The investment advisor for the Evergreen funds is a subsidiary of Wachovia Corporation (Wachovia), formerly First Union Corporation, the fourth largest bank holding company in the United States, with over $317.9 billion in consolidated assets as of 5/31/2002. Wachovia is located at 301 South College Street, Charlotte, North Carolina 28288-0013.

  Evergreen Investment Management Company, LLC (EIMC) is the investment advisor to the Fund. EIMC has been managing mutual funds and private accounts since 1932 and manages over $110.5 billion in assets for 129 of the Evergreen and Wachovia Funds as of 5/31/2002. EIMC is located at 200 Berkeley Street, Boston, Massachusetts 02116-5034.

  For the fiscal year ended 2/28/2002, the aggregate advisory fee paid to the investment advisor by the Fund was 0.11%. Effective May 11, 2001, the investment advisory contract for the Fund was transferred to EIMC. There were no changes in advisory fee rates.

  CALCULATING THE SHARE PRICE

  The value of one share of the Fund, also known as the net asset value, or NAV, is calculated at 5 p.m. Eastern time on each day the New York Stock Exchange is open or as of the time the Exchange closes, if earlier. The Fund calculates its share price for each share by adding up its total assets, subtracting all liabilities, then dividing the result by the total number of shares outstanding. The NAV of each class of shares is calculated separately. Each security held by a Fund is valued on an amortized cost basis according to Rule 2a-7 under the Investment Company Act of 1940. Under this method of valuation, a security is initially valued at its acquisition cost, and thereafter a constant straightline amortization of any discount or premium is assumed each day regardless of the impact of fluctuating interest rates on the market value of the security.

  The price per share you pay for a Fund purchase or the amount you receive for a Fund redemption is based on the next price calculated after the order is received and all required information is provided. The value of your account at any given time is the latest share price multiplied by the number of shares you own.

  Shareholders whose purchase of shares of the Institutional Money Market Fund is accepted at or before 5 p.m. Eastern time on any day the market is open, except in those cases where the market closes earlier, will receive the dividend declared by the Fund for that day; shareholders whose purchase of shares is accepted after the time noted above will begin earning dividends on the next business day after the Fund accepts their order.

  HOW TO CHOOSE AN EVERGREEN FUND

  When choosing an Evergreen fund, you should:

    Most importantly, read the prospectus to see if the Fund is suitable for you.
    Consider talking to an investment professional. He or she is qualified to give you investment advice based on your investment goals and financial situation and will be able to answer questions you may have after reading the Fund's prospectus. He or she can also assist you through all phases of opening your account.
    Request any additional information you want about the Fund, such as the Statement of Additional Information (SAI), Annual Report or Semi-annual Report by calling 1.800.343.2898. In addition, any of these documents, with the exception of the SAI, may be downloaded off our website at EvergreenInvestments.com.

  HOW TO BUY AND REDEEM SHARES

  Institutional shares of a Fund are sold at NAV. You can buy and redeem your Institutional shares of the Fund at NAV through USAA Investment Management Company, the broker-dealer for the USAA Asset Management accounts, on any day the New York Stock Exchange is open pursuant to the Fund's procedures.

  OTHER SERVICES

  Automatic Reinvestment of Distributions

  For the convenience of investors, all dividends and capital gains distributions are automatically reinvested, unless you request otherwise. The details of your dividends and other distributions will be included on your statement.

  THE TAX CONSEQUENCES OF INVESTING
  IN THE FUND

  You may be taxed in two ways:

    On Fund distributions (dividends and capital gains).
    On any profit you make when you sell any or all of your shares.

  Fund Distributions

  A mutual fund passes along to all of its shareholders the net income or profits it receives from its investments. The shareholders of the fund then pay any taxes due, whether they receive these distributions in cash or elect to have them reinvested. The Fund will distribute two types of taxable income to you:

    Dividends. To the extent that regular dividends are derived from investment income that is not tax exempt, or from short-term capital gains, you will have to include them in your federal taxable income. The Fund pays a monthly dividend from the dividends, interest and other income on the securities in which it invests. Dividends payable up to the date of redemption on redeemed shares will normally be paid by wire transfer on the next dividend payment date. However, if all of the shares of your account are redeemed, you will receive dividends payable up to the date of redemption with the proceeds of the redemption.
    Capital Gains. When a mutual fund sells a security it owns for a profit, the result is a capital gain. The Fund generally distributes capital gains, if any, at least once a year, near the end of the calendar year. Short-term capital gains reflect securities held by the Fund for a year or less and are considered ordinary income just like dividends. Profits on securities held longer than 12 months are considered long-term capital gains and are taxed at a special tax rate (20% for most taxpayers). It is not anticipated that any significant capital gains will be realized by the Fund.

  Dividend and Capital Gain Reinvestment

  Unless you choose otherwise on the account application, all dividends will be reinvested. Distribution checks that are returned and distribution checks that are uncashed when the shareholder has failed to respond to mailings from the shareholder servicing agent will automatically be reinvested. No interest will accrue on amounts represented by uncashed distribution or redemption checks. We will send you a statement each January with the federal tax status of dividends and distributions paid by the Fund during the previous calendar year.

  Profits You Realize When You Redeem Shares

  When you sell shares in a mutual fund, whether by redeeming or exchanging, you have created a taxable event. You must report any gain or loss on your tax return unless the transaction was entered into by a tax-deferred retirement plan. Investments in money market funds typically do not generate capital gains. It is your responsibility to keep accurate records of your mutual fund transactions. You will need this information when you file your income tax return, since you must report any capital gain or loss you incur when you sell shares. Remember, an exchange is a purchase and a sale for tax purposes.

  FEES AND EXPENSES OF THE FUND

  Every mutual fund has fees and expenses that are assessed either directly or indirectly. This section describes each of those fees.

  Management Fee

  The management fee pays for the normal expenses of managing the Fund, including portfolio manager salaries, research costs, corporate overhead expenses and related expenses.

  Other Expenses

  Other expenses include miscellaneous fees from affiliated and outside service providers. These may include legal, audit, custodial and safekeeping fees, the printing and mailing of reports and statements, automatic reinvestment of distributions and other conveniences for which the shareholder pays no transaction fees.

  USAA Investment Management Company, the broker-dealer, may receive fees for recordkeeping services of up to 0.065% based on total account assets from Evergreen Service Company, LLC, the Fund's transfer agent.

  Total Fund Operating Expenses

  The total cost of running the Fund is called the expense ratio. As a shareholder, you are not charged these fees directly; instead they are taken out before the Fund’s NAV is calculated, and are expressed as a percentage of the Fund’s average daily net assets. The effect of these fees is reflected in the performance results for that share class. Because these fees are “invisible,” investors should examine them closely in the prospectus, especially when comparing one fund with another fund in the same investment category. There are three things to remember about expense ratios: (i) your total return in the Fund is reduced in direct proportion to the fees; (ii) expense ratios can vary greatly between funds and fund families, from under 0.25% to over 3.00%; and (iii) the Fund’s investment advisor may waive a portion of the Fund’s expenses for a period of time, reducing its expense ratio.

  FINANCIAL HIGHLIGHTS

  This section looks in detail at the results for one share in the Institutional shares of the Fund--how much income it earned, how much of this income was passed along as a distribution and how much the return was reduced by expenses. The following table has been derived from financial information audited by KPMG LLP, the Fund's independent auditors. For a more complete picture of the Fund's financial statements, please see the Fund's Annual Report as well as the SAI.

  Institutional Money Market Fund

Year Ended February 28,
	2002	2001	2000 (a)	1999	1998
Net asset value, beginning of period	$ 1.00	$ 1.00	$ 1.00	$ 1.00	$ 1.00
Income from investment operations
Net investment income	0.035	0.063	0.053	0.054	0.056

Distributions to shareholders from
Net investment income	- 0.035	- 0.063	- 0.053	- 0.054	- 0.056

Net asset value, end of period	$ 1.00	$ 1.00	$ 1.00	$ 1.00	$ 1.00
Total return	3.58%	6.50%	5.39%	5.53%	5.71%
Ratios and supplemental data
Net assets, end of period (thousands)	$ 11,290,424	$ 6,261,505	$ 3,848,005	$ 2,853,495	$ 1,051,741
Ratios to average net assets
Expenses‡	0.22%	0.21%	0.22%	0.21%	0.20%
Net investment income	3.35%	6.31%	5.25%	5.35%	5.60%
(a) Year ended February 29.
‡ The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

  OTHER FUND PRACTICES

  Please consult the SAI for more information regarding these and other investment practices used by the Funds, including risks.

  Evergreen Funds

  Institutional Money Market Funds
  Cash Management Money Market Fund
  Institutional 100% Treasury Money Market Fund
  Institutional Money Market Fund
  Institutional Municipal Money Market Fund
  Institutional Treasury Money Market Fund
  Institutional U.S. Government Money Market Fund
  Prime Cash Management Money Market Fund

  Money Market Funds
  California Municipal Money Market Fund
  Florida Municipal Money Market Fund
  Money Market Fund
  Municipal Money Market Fund
  New Jersey Municipal Money Market Fund
  New York Municipal Money Market Fund
  Pennsylvania Municipal Money Market Fund
  Treasury Money Market Fund
  U.S. Government Money Market Fund

  State Municipal Bond Funds
  Connecticut Municipal Bond Fund
  Florida High Income Municipal Bond Fund
  Florida Municipal Bond Fund
  Georgia Municipal Bond Fund
  Maryland Municipal Bond Fund
  New Jersey Municipal Bond Fund
  North Carolina Municipal Bond Fund
  Pennsylvania Municipal Bond Fund
  South Carolina Municipal Bond Fund
  Virginia Municipal Bond Fund

  National Municipal Bond Funds
  High Grade Municipal Bond Fund
  High Income Municipal Bond Fund
  Intermediate Term Municipal Bond Fund
  Municipal Bond Fund
  Short-Intermediate Municipal Bond Fund

  Short and Intermediate Term Bond Funds
  Adjustable Rate Fund
  Limited Duration Fund
  Short Intermediate Bond Fund

  Intermediate and Long Term Bond Funds
  Core Bond Fund
  Diversified Bond Fund
  Fixed Income Fund II
  High Yield Bond Fund
  Select High Yield Bond Fund
  Strategic Income Fund
  U.S. Government Fund

  Balanced Funds
  Balanced Fund
  Foundation Fund
  Select Balanced Fund
  Tax Strategic Foundation Fund

  Growth and Income Funds
  Blue Chip Fund
  Equity Income Fund
  Equity Index Fund
  Growth and Income Fund
  Small Cap Value Fund
  Strategic Value Fund
  Value Fund

  Domestic Growth Funds
  Aggressive Growth Fund
  Capital Growth Fund
  Core Equity Fund
  Emerging Growth Fund
  Evergreen Fund
  Growth Fund
  Large Company Growth Fund
  Masters Fund
  Omega Fund
  Premier 20 Fund
  Select Small Cap Growth Fund
  Select Strategic Growth Fund
  Special Equity Fund
  Special Values Fund
  Stock Selector Fund
  Tax Strategic Equity Fund

  Sector Funds
  Health Care Fund
  Technology Fund
  Utility and Telecommunications Fund

  Global and International Funds
  Emerging Markets Growth Fund
  Global Leaders Fund
  Global Opportunities Fund
  International Bond Fund
  International Growth Fund
  Precious Metals Fund

  For More Information About the Fund, Ask for:

  The Fund's most recent Annual or Semi-annual Report, which contains a complete financial accounting for the Fund and a complete list of the Fund's portfolio holdings as of a specific date, as well as commentary from the Fund’s portfolio managers. This report discusses the market conditions and investment strategies that significantly affected the Fund's performance during the most recent fiscal year or period.

  For questions, other information, or to request a copy, without charge, of any of the documents, call 1.800.343.2898 or ask your investment professional. We will mail material within three business days. In addition, any of these documents, with the exception of the SAI, may be downloaded off our website at EvergreenInvestments.com.

  The Statement of Additional Information (SAI), which contains more detailed information about the policies and procedures of the Fund. The SAI has been filed with the Securities and Exchange Commission (SEC) and its contents are legally considered to be part of this prospectus.

  Information about the Fund (including the SAI) is also available on the SEC’s Internet website at http://www.sec.gov. Copies of this material may be obtained, for a duplication fee, by writing the SEC Public Reference Section, Washington D.C. 20549-6009, or by electronic request at the following e-mail address: publicinfo@sec.gov. This material can also be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. For more information about the operation of the Public Reference Room, call the SEC at 1.202.942.8090.

  Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
  90 Park Avenue, 10th Floor, New York, NY 10016.

  SEC File No.: 811-08405

  41660-0702
  Evergreen Investments
  200 Berkeley Street
  Boston, MA 02116-5034